EXHIBIT 23.1


kpmg

  KPMG LLP                                            Telephone (604) 691-3000
  Chartered  Accountants                              Telefax (604) 691-3031
  Box 10426, 777 Dunsmuir Street                      www.kpmg.ca
  Vancouver BC V7Y 1K3
  Canada



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


To the Board of Directors
Infowave Software, Inc.

We consent to the use of our report dated February 4, 2000 and our comments by auditor for U.S. readers on Canada -- U.S. reporting difference dated February 4, 2000, with respect to the balance sheets of the Infowave Software Inc. as of December 31, 1999 and 1998 and the related statements of operations and deficit and cash flows for the years ended December 31, 1999, 1998 and 1997 incorporated by reference in the registration statement on Form S-8. Our comments by auditor for U.S. readers on Canada -- U.S. reporting difference states that reporting standards for auditors in the United States would require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue to operate as a going concern, such as those described in note 1(a) to the financial statements. The financial statements referred to above do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP


Chartered Accountants

Vancouver, Canada
June 14, 2000








 KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.